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                                                                    EXHIBIT 11.1


                               WEEKS REALTY, L.P.
                   COMPUTATION OF NET INCOME PER COMMON UNIT
               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997

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                                              Three Months    Three Months
                                                 Ended           Ended
   (In thousands, except per share data)     March 31, 1998  March 31, 1997
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Computation of Net Income Per Common Unit
Net income available to Common
  Unitholders - basic and diluted                   $ 7,318         $ 5,058
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Weighted average Common Units - basic                24,868          18,605
Dilutive securities -
  Stock options                                         195             235
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Weighted average Common Units - diluted              25,063          18,840
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Net Income Per Common Unit
  Basic                                             $  0.29         $  0.27
  Diluted                                           $  0.29         $  0.27